As filed with the Securities and Exchange Commission on May 9, 2016

Registration No. 333-208816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	90-0031917
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code)	(I.R.S. Employer Identification No.)

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

(866) 594-5999

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Peter R. Culpepper, Interim Chief Executive Officer and Chief Operating Officer

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Telephone: (866) 594-5999

(Name, address and telephone number of agent for service)

Copies to: Tonya Mitchem Grindon, Esq. Lori B. Metrock, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street Suite 800 Nashville, Tennessee 37201 (615) 726-5600

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

On December 31, 2015, Provectus Biopharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4, Registration No. 333-208816 (the “Registration Statement”), for the exchange offer by which holders of the Company’s 59,861,601 outstanding warrants to purchase shares of common stock, $0.001 par value per share (“Common Stock”), issued between January 6, 2011 and November 1, 2015 (the “Existing Warrants”) in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), could exercise their Existing Warrants at a reduced exercise price and receive, in addition to the shares of Common Stock purchased upon exercise, new warrants (each, a “Replacement Warrant” and collectively the “Replacement Warrants”) expiring June 19, 2020 to purchase an equal number of shares of our Common Stock at an exercise price of $0.85 per share (the “Warrant Exchange Offer”).

On March 28, 2016, the Company completed the Warrant Exchange Offer. 7,798,507 Existing Warrants were validly tendered and not withdrawn prior to the expiration of the Warrant Exchange Offer. As a result, the Company issued 7,798,507 shares of Common Stock and 7,798,507 Replacement Warrants in the Warrant Exchange Offer. 52,063,094 of the Existing Warrants were not tendered for exchange in the Warrant Exchange Offer.

In accordance with an undertaking in Item 22 of Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on May 9, 2016.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Name: Peter R. Culpepper
Title: Interim Chief Executive Officer and Chief Operating Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.